Exhibit 21.1

                              STATE OR JURISDICTION
NAME OF SUBSIDIARY            OF INCORPORATION                  PERCENTAGE OWNED
------------------            ----------------------            ----------------

Bionco Marketing Inc.         Delaware                                 100%

Eurobiotech Group, Inc.       Delaware                                 100%(1)

Biotechnology & Healthcare    Republic of Ireland                      100%(1)
Ventures, Ltd.

Bioheal Ltd.                  Republic of Ireland                      100%(2)

Biomed (UK) Ltd.              United Kingdom                           100%(2)

___________
(1) Indirect ownership; wholly owned by Bionco Marketing Inc.

(2) Indirect ownership; wholly owned by Biotechnology & Healthcare Ventures
Ltd.